Filed pursuant to Rule 433

Registration No. 333-192196

August 27, 2015

Final Term Sheet

EUR 5,000,000,000 0.125% Global Bonds due 2020

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 5,000,000,000

Denomination:	EUR 1,000

Maturity:	June 1, 2020

Redemption Amount:	100%

Interest Rate:	0.125% per annum, payable annually in arrears

Date of Pricing:	August 27, 2015

Closing Date:	September 3, 2015

Interest Payment Dates:	June 1 in each year

First Interest Payment Date:	June 1, 2016 (for interest accrued from, and including, September 3, 2015 to, but excluding, June 1, 2016)

Interest Payable on First Interest Payment Date:	EUR 4,644,808.74 (for aggregate principal amount of EUR 5,000,000,000)

Currency of Payments:	EUR

Price to Public/Issue Price:	99.726%

Underwriting Commissions:	0.125%

Proceeds to Issuer:	99.601%

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A168Y06

Ratings of Issuer:[1]	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service and AAA by Fitch Ratings

Lead Managers:	Deutsche Bank Goldman Sachs International J.P. Morgan

Stabilization Manager:	Deutsche Bank Aktiengesellschaft

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link:

http://www.sec.gov/Archives/edgar/data/821533/000119312513445220/d624303d424b3.htm. KfW’s base prospectus relating to the bonds is available through the following link:

http://www.sec.gov/Archives/edgar/data/821533/000119312513445094/d624297d424b3.htm . Alternatively, Deutsche Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-503-4611.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.